EXHIBIT 10.1

EXECUTION VERSION

AMENDED AND RESTATED FORBEARANCE AGREEMENT

AMENDED AND RESTATED FORBEARANCE AGREEMENT, dated as of October 31, 2014 (this “Forbearance”), with respect to that certain Credit Agreement, dated as of May 12, 2014 (as amended, supplemented or otherwise modified, the “Credit Agreement”), by and among PhotoMedex, Inc., as borrower (the “Borrower”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), among others.

W I T N E S S E T H :

WHEREAS, the pursuant to the Credit Agreement, the Lenders have made Loans and other extensions of credit to the Borrower which remain outstanding;

WHEREAS, one or more Events of Default have occurred and are continuing;

WHEREAS, the Borrower, the Loan Parties party thereto, the Lenders and the Administrative Agent are parties to that certain Forbearance Agreement, dated as of August 25, 2014 (the “Initial Forbearance”), with respect to certain Specified Events of Default (as defined therein);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Initial Forbearance to further forbear beyond the October 31, 2014 expiration date of the Initial Forbearance from taking certain remedial actions under the Credit Agreement and the other Loan Documents with respect to the Specified Events of Default (as defined below); and

WHEREAS, the Administrative Agent and the Lenders are willing to do so, but only on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that the Initial Forbearance shall be amended and restated as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Defined Terms.  Unless otherwise defined herein, capitalized terms used herein have the meanings assigned in the Credit Agreement, and the other Loan Documents, and the following terms shall have the following meanings:

“Cash Flow Forecast” is defined in Section 4.1(b).

“Cash on Hand” shall mean, as of any Business Day, the greater of (a) the average aggregate daily book balance of all monies on deposit in all accounts maintained at all financial institutions by the Loan Parties and their Subsidiaries during the five (5) prior Business Days, and (b) the aggregate daily book balance of all monies on deposit in all accounts maintained at all financial institutions by the Loan Parties and their Subsidiaries on such Business Day.

“Consultant” shall mean Getzler Henrich & Assoc. LLC.

“Effective Date” shall mean the date hereof, but only upon satisfaction or waiver of the conditions precedent specified in Article V of this Forbearance.

“Expiration Date” shall mean February 28, 2015.

“Forbearance Fee” is defined in Section 4.10.

“Forbearance Period” shall mean the period beginning on August 25, 2014 and ending on the earlier of (a) the Expiration Date or (b) the Termination Date.

“Investment Banker” shall mean Canaccord Genuity, Inc., or another investment banking firm reasonably acceptable to the Administrative Agent and the Lenders.

“Refinancing” is defined in Section 4.7(b).

“Specified Events of Default” shall mean (i) the Borrower’s failure to maintain a Leverage Ratio for any fiscal quarter ending on or prior to December 31, 2014, of less than 2.50 to 1.00 in accordance with Section 6.11(a) of the Credit Agreement, and (ii) the Borrower’s failure to maintain a Fixed Charge Coverage Ratio for the trailing 12 months ending on any date on or prior to December 31, 2014, of more than 1.25 to 1.00 in accordance with Section 6.11(b) of the Credit Agreement.

“Termination Date” shall mean the date on which any event identified in Article III of this Forbearance shall occur.

ARTICLE II
FORBEARANCE

Section 2.1 .  Forbearance.  (a)   Subject to the terms and conditions hereof, the Administrative Agent and the Required Lenders hereby agree to forbear, during the Forbearance Period, from the exercise of any and all rights or remedies they may have with respect to, and only with respect to, the Loan Parties under the Credit Agreement, the other Loan Documents and applicable law, solely in respect of the Specified Events of Default.

(b)  For the avoidance of doubt, the agreements of the Administrative Agent and the Required Lenders in this Article II shall not apply to any Defaults or Events of Default other than the Specified Events of Default.  The Borrower further acknowledges and agrees that it shall not be permitted to request any Borrowings or other extensions of credit so long as any Default or Event of Default (including the Specified Events of Default) shall continue.

ARTICLE III
EVENTS OF TERMINATION

Section 3.1   Upon the occurrence of any of the following events:

(a)           any Loan Party shall default in the observance of any agreement contained in this Forbearance; or

(b)           the occurrence of a Default or Event of Default (other than a Specified Event of Default);

then, and in any such event, the provisions of Article II of this Forbearance shall immediately and automatically terminate and thereafter such Article shall have no force or effect.

ARTICLE IV
AGREEMENTS

Section 4.1   Reporting.  (a)  The Borrower shall furnish, or cause to be furnished, to the Administrative Agent on behalf of the Lenders, on Thursday of each week, a thirteen week rolling cash flow forecast which shall detail all sources and uses of cash on a weekly basis and shall report any variances from the prior report, and which, to the extent necessary, shall be reforecast in its entirety as of the end of each month (including a variance analysis with respect to such reforecast).  Each thirteen week rolling cash flow forecast shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders (a “Cash Flow Forecast”).

(b)  Within thirty (30) days after the end of each calendar month, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent on behalf of the Lenders the management’s internal financial statements, which shall have been reviewed by the Consultant (and incorporate the reasonable comments of the Consultant) and shall include its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such calendar month and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (i) such period or periods as previously forecasted by the Borrower and (ii) the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year.

(c)  Within thirty (30) days after the end of each calendar month, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and each Lender a status report on all actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary, including, without limitation, all actions, suits or proceedings pending before the Israel District Court for Tel Aviv and the U.S. District Court for the Eastern District of Pennsylvania.  Each status report shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.

Section 4.2   Retention of Consultant.  (a)  The Borrower has retained the Consultant pursuant to an engagement letter that has been delivered to the Administrative Agent the Lenders and Borrower shall continue the retention of the Consultant at all times during the Forbearance Period.  The Borrower agrees that the Administrative Agent and the Lenders shall have continuous, direct access to the Consultant and shall promptly receive all non-privileged reports and other work product prepared by Consultant for the Borrower and/or its Subsidiaries from time to time.

(b)  The Borrower shall reasonably cooperate in all respects with any financial advisor that may after the Effective Date be retained by the Administrative Agent in its sole discretion and shall promptly (but no later than seven days after the delivery of any invoice) pay or reimburse the Administrative Agent for all reasonable and documented fees and out-of-pocket expenses incurred in connection therewith, including any retainer that may be required.

Section 4.3   Further Agreements.  (a)  Notwithstanding Section 6.01 of the Credit Agreement, during the Forbearance Period, the Loan Parties and their Subsidiaries shall not incur, or commit to incur, Indebtedness, other than Indebtedness permitted under Sections 6.01(a), (b), (c), (e) (to the extent that such Indebtedness under clause (e) does not exceed $250,000), (f), (g), (h), (k), (l), (m) and (p) of the Credit Agreement.

(b)  Notwithstanding Section 6.04 of the Credit Agreement, during the Forbearance Period, the Loan Parties and their Subsidiaries shall not make, or commit to make, Capital Expenditures in excess of $552,000 (not including the purchase of, or the classification as Capital Expenditures of, any XTRAC or VTRAC equipment) in the aggregate.

 (c)  Notwithstanding Sections 6.04 and 6.09 of the Credit Agreement, during the Forbearance Period, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, make any investment or any other interest in any Affiliate, other than investments set forth in the then-current Cash Flow Forecast in a party that is or becomes a Loan Party prior to the making of such investment and any other investments agreed to by the Administrative Agent and the Required Lenders.

(d)  Notwithstanding Section 6.07 of the Credit Agreement, during the Forbearance Period, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, enter into any Swap Agreement.

(e)  Notwithstanding Section 6.08 of the Credit Agreement, during the Forbearance Period, the Loan Parties and their Subsidiaries shall not declare, pay or make any dividend or distribution on any shares of capital stock or other interests.

(f)  Notwithstanding Section 2.06 of the Credit Agreement, during the Forbearance Period, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

Section 4.4   Deliverables.  (a) The Borrower shall deliver to the Administrative Agent on behalf of the Lenders, promptly after the Borrower’s receipt thereof, a copy of the weekly media efficiency report for the prior week prepared by the Borrower’s outside consulting firm.

(b)  On or before November 5, 2014, the Borrower shall deliver to the Administrative Agent on behalf of the Lenders (i) a fully executed Share Transfer Deed with respect to 64,896 shares of Radiancy (Israel) Ltd., and (ii) a fully executed Pledge Supplement with respect to 13,000 shares of PhotoMedex Korea Ltd., together with an appropriate stock power, in each case, in form and substance satisfactory to the Administrative Agent.

(c)  On or before November 21, 2014, the Borrower shall deliver to the Administrative Agent on behalf of the Lenders a fully executed Subordination Agreement in favor of the Administrative Agent and the Lenders with respect to the Borrower’s secured loan to PhotoMedex Technology, Inc., and which agreement shall be in form and substance satisfactory to the Administrative Agent.

Section 4.5   Available Cash.  The Borrower shall not permit Cash on Hand as of the dates set forth on Schedule 1 attached hereto to be less than the amount set forth opposite such dates on such schedule.   On or before the second Business Day after the end of each calendar month, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer certifying as to Cash on Hand, (a) for the remainder of 2014, as of the date in such month set forth on Schedule 1, and (b) for 2015, as of the last day of such prior month, in each case, in detail reasonably acceptable to the Administrative Agent.

Section 4.6   Interest.  Notwithstanding anything to the contrary contained in any of the Loan Documents, all Loans shall, beginning November 1, 2014, bear interest at the CB Floating Rate plus 4.00%.  Following the occurrence and continuance of any Default or Event of Default (other than a Specified Event of Default), the Obligations shall, at the option of the Lenders, bear interest at the rate of 2.00% plus the rate otherwise in effect.

Section 4.7   Investment Banker; Related Activities.  (a)  The Borrower shall at all times during the Forbearance Period continue the retention of the Investment Banker on terms reasonably acceptable to the Administrative Agent and the Lenders.  The Borrower agrees that the Administrative Agent and the Lenders shall have continuous, direct access to the Investment Banker and shall promptly receive all non-privileged reports and other work product prepared by Investment Banker for the Borrower and/or its Subsidiaries from time to time.  The Borrower shall, at the request of the Administrative Agent, cause the Investment Banker to participate on regular update calls with the Administrative Agent and the Lenders.

(b)  On or before November 24, 2014, the Investment Banker shall have distributed offering memoranda and other marketing materials to prospective lenders (and the Borrower shall concurrently deliver copies of such materials to the Administrative Agent and the Lenders) with regard to a proposed credit facility for the Borrower and its Subsidiaries, the proceeds of which would be in an amount sufficient to repay in full in cash all of the Obligations (a “Refinancing”).   The materials shall provide for a closing of the Refinancing not later than the Expiration Date, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(c)  On or before December 17, 2014, the Borrower shall deliver to the Administrative Agent and the Lenders one or more “indications of interest” from a bona fide third party with respect to a Refinancing, which indications shall be in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower shall deliver all such “indications of interest” to the Administrative Agent and the Lenders promptly upon its receipt thereof.

(d)  On or before January 23, 2015, the Borrower shall deliver to the Administrative Agent one or more commitment letters from a bona fide third party or parties with respect to a Refinancing (each a “Commitment Letter”).   A Commitment Letter shall provide for a closing on or before the Expiration Date, shall not be subject to due diligence or financing contingency, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that notwithstanding the foregoing, any such Commitment Letter may be conditioned upon such third party’s reasonable confirmation with the Borrower’s outside auditors of Borrower’s financial results for the fourth quarter of its 2014 fiscal year.  The Borrower shall deliver all such Commitment Letters to the Administrative Agent and the Lenders promptly upon its receipt thereof.

Section 4.8   Prepayments.   (a)  The Borrower shall prepay the Term Loans as follows:  (i) on November 1, 2014, $937,500, (ii) on December 1, 2014, $937,500, (iii) on January 1, 2015, $937,500, and (iv) on February 1, 2015, $937,500, in each case, which shall be applied to the Term Loan in direct order of maturity.

 (b)   On or before the second Business Day after each of the dates set forth on Schedule 1, to the extent that Cash on Hand was in excess of $18 million as on such date, the Borrower shall repay the Revolving Loans in an amount equal to 75% of such excess.

  (c)   On or before February 16, 2015, the Borrower shall repay the Revolving Loans in an amount equal to $1,500,000.

Section 4.9   Mortgage.  On or before November 30, 2014, the Borrower shall deliver to the Administrative Agent (i) a fully executed and notarized senior mortgage encumbering the fee interest of LCA-Vision Inc. in the real property located at 7840 Montgomery Road, Cincinnati, Ohio, (ii) a mortgagee title insurance policy with respect thereto issued by a title insurance company reasonably acceptable to the Administrative Agent, and (iii) such other documents that are customary in connection with the delivery of a mortgage (including, without limitation a survey and legal opinion) and are reasonably requested by the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders.

Section 4.10   Forbearance Fee.  The Borrower agrees to pay the Administrative Agent, for the pro rata account of the Lenders, a forbearance fee (the “Forbearance Fee”) as follows:  (a) an aggregate amount equal to 0.25% of the Principal Indebtedness (as defined below) outstanding immediately prior to the Effective Date which shall be payable to the Administrative Agent, for the pro rata account of those Lenders that execute this Forbearance on the Effective Date; and (b) an amount equal to $500,000 which shall be earned in full on the Effective Date and payable to the Administrative Agent, for the pro rata account of the Lenders, on the Expiration Date; provided, however, that the amounts in clause (b) shall be waived by the Administrative Agent and the Lenders upon payment in full in cash of the Obligations on or before the Expiration Date.

Section 4.11   Forbearance Agreements Deemed Agreements Under the Credit Agreement.  For purposes of the Credit Agreement, the agreements of the Loan Parties contained in this Forbearance shall be deemed to be, and shall be, agreements under the Credit Agreement.  Any breach on the part of the Loan Parties in respect of any agreement contained in this Forbearance shall constitute an Event of Default.

ARTICLE V
CONDITIONS PRECEDENT

This Forbearance shall not become effective unless and until each of the conditions precedent set forth below has been satisfied or the satisfaction thereof shall have been waived in accordance with the terms hereof:

(a)           Receipt by the Administrative Agent of counterparts of this Forbearance, duly executed and delivered by the Administrative Agent, the Required Lenders and the Loan Parties;

(b)           Receipt by the Administrative Agent of payment in full in cash of its invoiced and unpaid reasonable and documented fees and out-of-pocket expenses incurred in connection with the Credit Agreement or the other Loan Documents (which shall be deemed to include this Forbearance), including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s counsel and advisors; and

(c)           Receipt by the Administrative Agent of that portion of the Forbearance Fee that is due and payable on the Effective Date.

ARTICLE VI

INTERPRETATION

Section 6.1   Continuing Effect of the Credit Agreement.  The Loan Parties, the Administrative Agent and the Lenders hereby acknowledge and agree that the Credit Agreement shall continue to be and remain unchanged and in full force and effect in accordance with its terms, except as expressly provided herein.

Section 6.2   No Limitation on Remedies after Forbearance Period.  The Loan Parties hereby acknowledge and agree that, at the end of the Forbearance Period, the provisions of Article II of the Forbearance shall be of no force and effect and the Administrative Agent and the Lenders shall be free, in accordance with the Credit Agreement and the other Loan Documents, to declare the Loans and all other amounts outstanding under the Credit Agreement to be due and payable and to exercise and enforce, or to take steps to exercise and enforce, all other rights, powers, privileges and remedies available to them under the Credit Agreement, any other Loan Document or applicable law on account of the Specified Events of Default (or any other Default or Event of Default that has occurred and is continuing) as if this Forbearance had not been entered into by the parties hereto.

Section 6.3   No Waiver; Other Defaults or Events of Default.  (a)  Nothing contained in this Forbearance shall be construed or interpreted or is intended as a waiver of any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document on account of the Specified Events of Default, except as expressly provided herein.

(b) Nothing contained in this Forbearance shall be construed or interpreted or is intended as a waiver of or limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document on account of any Default or Event of Default other than the Specified Events of Default.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Representations and Warranties.  The Loan Parties hereby represent and warrant as of the date hereof that, after giving effect to this Forbearance, (a) no Default or Event of Default has occurred and is continuing, except the Specified Events of Default and (b) all representations and warranties of the Loan Parties contained in the Loan Documents (which shall be deemed to include this Forbearance) are true and correct in all material respects with the same effect as if made on and as of such date, except that Section 3.07 of the Credit Agreement shall be deemed to exclude any Specified Events of Default.

Section 7.2   Payment of Fees and Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent upon demand, for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the Credit Agreement or the other Loan Documents (which shall be deemed to include this Forbearance), including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s counsel and advisors.

Section 7.3   Confirmation of Indebtedness.  The Loan Parties hereby confirm and acknowledge that, as of the date hereof, (i) the Borrower is truly and justly indebted to the Lenders, without defense, counterclaim or offset of any kind, (ii) the Borrower is liable to the Lenders in respect of Loans made under the Credit Agreement in the aggregate principal amount of $78,375,000.00 (exclusive of Letters of Credit) (the “Principal Indebtedness”) and (iii) each Guarantor is contingently liable to the Lenders in respect of such amount.

Section 7.4   Counterparts.  This Forbearance may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.5   GOVERNING LAW.  THIS FORBEARANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FORBEARANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.6   Reservation of Rights.  Notwithstanding anything contained in this Forbearance to the contrary, the Loan Parties acknowledge that the Administrative Agent and the Lenders do not waive, and expressly reserve, the right to exercise, at any time during the Forbearance Period, any and all of their rights and remedies under (a) the Credit Agreement, any other Loan Document and applicable law in respect of the Specified Events of Default against any Person other than any Loan Party and (b) the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default other than the Specified Events of Default.

Section 7.7   Consent of Guarantors.  Each Guarantor hereby (a) consents to the transactions contemplated hereby and (b) acknowledges and agrees that the guarantees (and all security therefore) contained in the Credit Agreement and the other Loan Documents previously executed by it are, and shall remain, in full force and effect after giving effect to this Forbearance and all other prior modifications to the Credit Agreement.

Section 7.8   Release.  The Loan Parties, on behalf of themselves and successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any of the Loan Parties, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”) hereby release, waive, and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (including, without limitation, any so-called “lender liability” claims, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, which any of the Releasing Parties have, may have, or might assert at the time of execution of this Forbearance against the Administrative Agent, the Lenders and/or their respective parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun prior to the execution of this Forbearance, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (iii) any matter related to the foregoing, in each case, prior to the execution of this Forbearance.

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

PHOTOMEDEX, INC., a Nevada corporation

By: /s/ Dennis M. McGrath Name: Dennis M. McGrath Title: President and Chief Financial Officer

LCA-VISION INC., a Delaware corporation

By: /s/ Dennis M. McGrath Name: Dennis M. McGrath Title: President

RADIANCY, INC., a Delaware corporation

By: /s/ Dolev Rafaeli Name: Dolev Rafaeli Title: President and Chief Executive Officer

PHOTOMEDEX TECHNOLOGY, INC., a Delaware corporation

By: /s/ Dennis M. McGrath Name: Dennis M. McGrath Title: President

LUMIERE, INC., a Nevada corporation

By: /s/ Dennis M. McGrath Name: Dennis M. McGrath Title: President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By: /s/ Lauren Daley Name: Lauren Daley Title: Authorized Officer

FIRST NIAGARA BANK, N.A., as a Lender

By: /s/ Gary P. Danis Name: Gary P. Danis Title: First Vice President

PNC BANK, N.A., as a Lender

By: /s/ John Ataman Name: John Ataman Title: Vice President

BANK LEUMI LE-ISRAEL B.M., as a Lender

By: /s/ Tamar Dominitz Name: Tamar Dominitz Title: Customer Manager

By:/s/ Albert Yazgilov Name: Albert Yazgilov Title: Branch Manager

SCHEDULE 1

DATE	Cash on Hand
November 28, 2014	$ 6,500,000
January 2, 2015	$14,700,000
January 31, 2015	$ 9,100,000
February 28, 2015	$ 7,600,000